UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 9, 2020

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	GEL	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On January 9, 2020, Genesis Energy, L.P. (“Genesis”), Genesis Energy Finance Corporation (together with Genesis, the “Issuers”) and certain subsidiary guarantors of Genesis entered into an Underwriting Agreement (the “Underwriting Agreement”) with BMO Capital Markets Corp., as representative of a group of underwriters named in the Underwriting Agreement, in connection with the Issuers’ public offering of senior notes (the “Offering”).

The Underwriting Agreement provides for, among other things, the issuance and sale by the Issuers of $750 million in aggregate principal amount of 7.750% senior unsecured notes due 2028 (the “Notes”), guaranteed by certain subsidiary guarantors of Genesis (such guarantees, together with the Notes, the “Securities”).

The Issuers expect to receive net proceeds from the Offering, after deducting underwriting discounts, commissions, and estimated expenses, of approximately $737 million. Genesis intends to use the net proceeds from the Offering to fund the purchase price and accrued and unpaid interest for all of its 6.750% senior unsecured notes due 2022 (the “2022 Notes”) validly tendered and accepted for payment in its concurrent cash tender offer (the “Tender Offer”) and the redemption price and accrued and unpaid interest for any 2022 Notes that remain outstanding after the completion or termination of the Tender Offer.

The Underwriting Agreement provides that the obligations of the underwriters to purchase the Notes are subject to receipt of legal opinions by counsel and to other customary conditions. The Issuers have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (as amended, the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Securities have been registered under the Securities Act, pursuant to the Registration Statement on Form S-3 (Registration No. 333-224380), as supplemented by the Prospectus Supplement dated January 9, 2020, relating to the Offering, filed with the SEC pursuant to Rule 424(b) of the Securities Act.

The Underwriting Agreement contains representations, warranties and other provisions that were made only for purposes of the Underwriting Agreement and as of specific dates and were solely for the benefit of the parties thereto. Accordingly, investors and securityholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

This summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Affiliates of certain of the underwriters are lenders under our revolving credit facility, and as such may be entitled to be repaid with the net proceeds of the Offering that are used to repay a portion of the borrowings outstanding under the revolving credit facility and may receive their pro rata portion of such repayment.

Item 7.01	Regulation FD Disclosure.

On January 8, 2020, Genesis issued a press release announcing the commencement of the Offering of the Securities. On January 9, 2020, Genesis issued a press release announcing the pricing of the Notes. Copies of the press releases are furnished as Exhibit 99.1 and Exhibit 99.2, respectively.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 and the press releases are deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and the Exhibits be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

1.1

Underwriting Agreement dated January 9, 2020 among Genesis Energy, L.P., Genesis Energy Finance Corporation, the subsidiary guarantors named therein, and BMO Capital Markets Corp., as representative of the several underwriters named therein.

99.1	Press release of Genesis Energy, L.P. dated January 8, 2020.

99.2	Press release of Genesis Energy, L.P. dated January 9, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (A Delaware Limited Partnership)

	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: January 15, 2020	By:	/s/ Robert V. Deere
Robert V. Deere
Chief Financial Officer